FOR IMMEDIATE RELEASE UNITED INSURANCE HOLDINGS CORP. SECURES 2021 - 2022 CORE CATASTROPHE AND QUOTA SHARE REINSURANCE PROGRAMS St. Petersburg, FL – May 27, 2021: United Insurance Holdings Corp. (Nasdaq: UIHC) (UPC Insurance or the Company), a property and casualty insurance holding company, announced today that it has completed its core catastrophe (Core CAT) reinsurance program and Quota Share program for United Property & Casualty Insurance Company (UPC), Family Security Insurance Company, Inc. (FSIC) and American Coastal Insurance Company (ACIC) effective June 1, 2021. The 2021 Core CAT program includes $2.85 billion of first event limit on a fully cascading basis except for the Florida Hurricane Catastrophe Fund layers. For the 12 months ending May 31, 2022, the per occurrence retention is $15.0 million for both the first and second events, down from $46.25 million for the first event and $17.5 million for the second event in 2020, a 53% reduction in aggregate year over year. Furthermore, the Core CAT program contains enhanced aggregate coverage features, which limit the accumulation of hurricane and earthquake retained losses. Should the 2020 hurricane season repeat itself, the Core CAT program would limit net retained hurricane losses to $31.0 million on the Company’s core portfolio of residential and commercial property insurance. The Company separately reinsures the catastrophe risk of business written by Interboro Insurance Company and Journey Insurance Company. In addition to the Core CAT program, UPC, FSIC and ACIC renewed the 15% quota share treaty effective June 1, 2021 which along with the existing 8% quota share treaty effective December 31, 2020, brings the total cession to 23% for the duration of the 2021 hurricane season. Also today, as a continuation of the Company’s strategy to deleverage its capital and balance commercial and personal lines, the Company announces it is considering strategic and financial alternatives to create capacity for expanding commercial specialty underwriting and general corporate purposes, including the retention of Raymond James & Associates and the possible sale of Interboro Insurance Company. About UPC Insurance Founded in 1999, UPC Insurance is an insurance holding company that sources, writes and services personal and commercial residential property and casualty insurance policies using a group of wholly owned insurance subsidiaries through a variety of distribution channels. The Company currently writes policies in Connecticut, Florida, Georgia, Louisiana, Massachusetts, New Jersey, New York, North Carolina, Rhode Island, South Carolina and Texas. From its headquarters in St. Petersburg, UPC Insurance's team of dedicated professionals manages a completely integrated insurance company, including sales, underwriting, customer service and claims.

CONTACT: OR INVESTOR RELATIONS: United Insurance Holdings Corp. The Equity Group Jessica Strathman Adam Prior Deputy CFO Senior Vice-President (727) 895-7737 / jstrathman@upcinsurance.com (212) 836-9606 / aprior@equityny.com ###